                                                                  EXHIBIT 99.357


From: Fortney, Elizabeth
Sent: Monday, September 20, 1999 5:35 PM
To: McManus, Terry
Cc: Suding, Alan; Lenfestey, Russell; Swain, Subhendra; Vane, Jim; Noblitt, Carl; Norberg, Marty; Cribari, Jim; Goyal, Peeyush
Subject: FW: RFP E208901 - function point counting

Importance: High

Terry,

Attached is the list of questions to be answered for the SCE FP Baseline proposal. Note: the questions are to be answered in writing. Then we must be prepared to discuss in person on Thursday. As we discussed, we would take Rusty and Subhendra to the meeting. You will also notice that there is a question concerning the potential use of "outside resources" that are not PSC staff. We clearly will reply that HPS resources are to be considered internal, same as PSC resources. I have a feeling that this particular question regarding external resources and the management as well a quality control issue question is directed right at us (PSC) based on past experiences. I could be wrong!!!

The additional major challenge is to identify, beyond the SCE stuff we have already performed, what other work PSC has done. Clearly we should get as much info as possible regarding Marty's assignment at AT&T. I will talk with her this week, prior to our visit at SCE.

Subhendra and I are filling out the org chart in my office on the white board. We included most of the resumes in the proposal, but not Peeyush's. We will talk about the required resumes tomorrow.

Also, Terry, what is the status of any ex-EME resources? Are any available or not? We still have some staff gaps. We've put other tentative names with ? on the board, unless you have better and brighter ideas.

Our main focus after experienced/certified/trained personnel on FP will be our other strengths to be added to the scale, i.e. best practices, use of the tools (DOORS and FPWorkbench) so that we can offset against our competitors.



Jim Cribari,
Can you obtain info regarding any other FP assignments PSC has performed (or individual PSC staff) and anyone who is either trained or certified? We need the info as soon as possible. We will be meeting with Frank Stewart at SCE on Thursday morning. It would be helpful to have this info by COB Wednesday. We would appreciate any resources you can bring to bear regarding our experience (beyond LAEO) in this area. I will follow up with Marty tomorrow morning.

Thanks,
Liz


-----Original Message-----
From: Stewart, Frank J [mail to: STEWARF1@sce.com]
Sent: Monday, September 20, 1999 4:25 PM
To: 'elizabeth.fortney@ps.net'
Subject: RFP E208901 - function point counting


Attached, in a MS-WORD document, are 10 questions asking for additional information or clarification about your firms response to RFP E208901. I would like written responses and a brief meeting to clarify any questions that we might have about your answers. I would like to meet on Thursday in the morning. Please call Carolyn McAuliff at 626 302-1648 to schedule the meeting here at SCE.


> Frank J. Stewart
> Manager - Y2K CPMO Test Office
> Southern California Edison
> 626 . 302 . 7308 (2-7308)
> FAX : 302 . 7113 (2-7113)
> stewarf1@sce.com
>



                                     Page 2